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Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com
NEWS RELEASE

	Investor Contact:	David K. Erickson, 949-250-6826
	Media Contact:	Scott Nelson, 949-250-5070

For Immediate Release

EDWARDS LIFESCIENCES COMPLETES SALE OF
U.S. PERFUSION SERVICES SUBSIDIARY

    IRVINE, Calif., July 2, 2001—Edwards Lifesciences Corporation (NYSE: EW), a global leader in products and technologies to treat advanced cardiovascular disease, announced today that it has completed the previously announced sale of its U.S. perfusion services subsidiary to an affiliate of Fresenius Medical Care AG (NYSE: FMS, FMS_p / Frankfurt Stock Exchange: FME, FME3).

    "The completion of this transaction marks another step in the transformation of Edwards Lifesciences into a faster-growing, more focused cardiovascular technology company," said Michael A. Mussallem, Edwards' chairman and CEO. "We are now able to increase our focus on our core franchises and on targeted investments aimed at applying technology to unmet clinical needs."

    Edwards Lifesciences is the leader in late-stage cardiovascular disease treatments, including tissue replacement heart valves and heart valve repair products. Headquartered in Irvine, Calif., Edwards focuses on four main cardiovascular disease states: heart valve disease, coronary artery disease, peripheral vascular disease and congestive heart failure. The company's global brands, which are sold in over 80 countries, include Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz and Fogarty. Additional company information can be found at www.edwards.com.

    Edwards Lifesciences and Edwards are trademarks of Edwards Lifesciences Corporation. Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz and Fogarty are trademarks of Edwards Lifesciences Corporation, registered in the U.S. Patent and Trademark Office.

    This news release includes forward-looking statements that involve risks and uncertainties, including those related to targeted financial and operating objectives, the company's transformation into a faster-growing organization, the ability to consummate targeted technology investments and acquisitions, and more generally, timing or results of pending or future clinical trials, actions by the U.S. Food and Drug Administration and European Union, technological advances in the medical field, product demand and market acceptance, the effect of changing economic conditions, the impact of foreign exchange, and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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EDWARDS LIFESCIENCES COMPLETES SALE OF U.S. PERFUSION SERVICES SUBSIDIARY